EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 27, 2010 relating to the financial statements and financial highlights of Scout Small Cap Fund and Scout TrendStar Small Cap Fund, both a series of Scout Funds (the “Trust”) appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2010, and to the reference to us under the heading "Auditor" in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

July 27, 2011